INDEPENDENT FILM DEVELOPMENT CORPORATION AND NOT BY SIGHT ENTERTAINMENT SIGN DEFINITIVE AGREEMENT

BEVERLY HILLS, Calif., July 23, 2008 /MarketWire/ -- Independent Film Development Corporation (IFDC) announced today that it has signed a definitive agreement for the acquisition of 299 million shares of the common stock of portfolio company, Not By Sight Entertainment, Inc. (Pink Sheets: AECS).  Not By Sight is a production company focused on creating family-friendly entertainment, including, but not limited to, producing high-quality feature films, live theatrical stage events as well as producing and promoting new musical talent.  Not By Sight’s acclaimed short film “DELETES” will be in competition at the 4th annual HollyShorts Film Festival, which takes place August 7-10 in Hollywood.  “DELETES” will screen on Saturday, August 9, 2008 from 10:15am -12:15pm.  For more information on this film, including photos and a trailer, visit http://hollyshorts.bside.com/2008/films/deletes_hollyshorts2008

ABOUT INDEPENDENT FILM DEVELOPMENT CORPORATION

Independent Film Development Corporation (www.independentfilmdevelopment.com)

is a business development company, not limited to but concentrating on investing in and lending management guidance to film related companies with an emphasis on film distribution.   Distribution is the largest revenue producing activity in the film industry.  IFDC portfolio companies include Mainline Films, LLC, a development stage company with three films in stages of  development, Signature Entertainment, LLC, a start up film sales and distribution company, and Imperia Entertainment, Inc. (Pink Sheets: IMPN).  Imperia Entertainment, Inc.’s (www.imperiaentertainment.com) plan of operations emphasizes three main areas of film production and finance; Co-financing projects with A-List talent attached, acquiring product in the development stage, and its own film production.  Imperia’s latest film, “Say it in Russian,” was publicly screened as a main event of the 48th Monte Carlo Television Festival, and was screened for distributors on July 15 at a platform screening at the Chaplin Theater at Raleigh Studios in Hollywood, California.

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Independent Film Development Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

    Independent Film Development Corporation

    Jeff Ritchie: 310-275-0880 or

SOURCE: Independent Film Development Corporation